UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Campus Crest Communities, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 23, 2012

To our stockholders:

You are cordially invited to attend the 2012 annual meeting of the stockholders of Campus Crest Communities, Inc., a Maryland corporation, which will be held at the Renaissance Charlotte SouthPark Hotel, 5501 Carnegie Blvd, Charlotte, North Carolina 28209, on April 23, 2012 at 10:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

1.	the election of seven directors to hold office until our 2013 annual meeting of stockholders and until his successor has been duly elected and qualifies;

2.	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

3.	the approval, by non-binding vote, of executive compensation.

In addition, stockholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you own shares of our common stock as of the close of business on February 27, 2012, you can vote those shares by proxy or at the meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about March 14, 2012, we expect to mail our stockholders either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the Notice of Internet Availability of Proxy Materials (the “Notice”) or (ii) the Notice only, each in connection with the solicitation of proxies by the board of directors for use at the annual meeting and any adjournments or postponements thereof. If you received the Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.

If you are unable to attend the meeting in person, it is very important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

By order of the board of directors:

DONALD L. BOBBITT, JR.
Executive Vice President, Chief Financial Officer and Secretary

Charlotte, North Carolina

March 14, 2012

2012 ANNUAL MEETING OF STOCKHOLDERS

OF

CAMPUS CREST COMMUNITIES, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:	Our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the Renaissance Charlotte SouthPark Hotel, 5501 Carnegie Blvd, Charlotte, North Carolina 28209, on Monday, April 23, 2012, at 10:00 a.m., local time. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. On or about March 14, 2012, we are mailing either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the Notice of Internet Availability of Proxy Materials (the “Notice”), or (ii) the Notice only, to our stockholders of record on February 27, 2012. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	When was the Notice mailed?

A:	The Notice was mailed to stockholders beginning on or about March 14, 2012.

Q:	Who is entitled to vote?

A:	All common stockholders of record as of the close of business on February 27, 2012, the record date, are entitled to vote at the annual meeting.

Q:	What is the quorum for the meeting?

A:	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 31,024,665 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of February 27, 2012. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How many votes do I have?

A:	You are entitled to one vote for each whole share of common stock you held as of the record date. Our stockholders do not have the right to cumulate their votes for directors.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are the “stockholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. The Notice and proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Q:	How do I vote?

A:	Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the Internet, by mailing a proxy card or by telephone will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions.

Q:	How do I vote my shares that are held by my broker?

A:	If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the Internet.

Q:	What am I voting on?

A:	You will be voting on:

•	Proposal 1: the election of seven directors to hold office until our 2013 annual meeting of stockholders and until his successor has been elected and qualifies;

•	Proposal 2: the ratification of the appointment of KPMG LLP to act as our independent registered public accounting firm for year ending December 31, 2012; and

•	Proposal 3: the approval, by non-binding vote, of executive compensation.

In addition, you will be voting on such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of the director nominees must be approved by a plurality of the votes cast.

	Proposal 2: Ratification of Independent Auditors	Ratification of the appointment of auditors requires a majority of the votes cast.

	Proposal 3: Advisory Vote Approving Executive Compensation	Advisory vote approving executive compensation requires a majority of the votes cast.

Q:	How are abstentions and broker non-votes treated?

A:	If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of directors and the approval of our executive compensation) and has not received instructions from the beneficial owner.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or on the advisory vote approving our executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and the votes on the proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Important: NYSE Rule 452 prohibits NYSE member organizations from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the annual meeting with respect to the election of directors without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	Will there be any other items of business on the agenda?

A:	The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:	Proxies properly submitted via the Internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy (other than proxies submitted by an institution subject to NYSE Rule 452) does not provide voting instructions on a proposal, the proxy will be voted as follows:

•	to elect (FOR) each of the director nominees listed in “Proposal 1 – Election of Directors;”

•	in favor of (FOR) “Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm;” and

•	in favor of (FOR) “Proposal 3 – Advisory (Non-Binding) Vote Approving Executive Compensation.”

Q:	Will anyone contact me regarding this vote?

A:	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:	Who has paid for this proxy solicitation?

A:

We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our stockholders, the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q:	May stockholders ask questions at the annual meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:	What does it mean if I receive more than one Notice?

A:	It means that you have multiple accounts at the transfer agent or with brokers. Please submit all of your proxies over the Internet, following the instructions provided in the Notice, by mail or by telephone to ensure that all of your shares are voted.

Q:	How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

Our company and some brokers, banks or other agents may be householding our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, including the proxy statement, the accompanying proxy card, our annual report and the Notice, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, a single set of our proxy materials, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, our proxy materials, you may send a written request to Campus Crest Communities, Inc., 2100 Rexford Road, Suite 414, Charlotte, North Carolina 28211, Attention: Corporate Secretary or call (704) 496-2500. In addition, if you are receiving multiple copies of the Notice and, if applicable, our proxy materials, you can request householding by contacting our Corporate Secretary in the same manner.

Q:	Can I change my vote after I have voted?

A:	Yes. Proxies properly submitted over the Internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q:	Can I find additional information on the company’s website?

A:	Yes. Our website is located at www.campuscrest.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of business conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to Campus Crest Communities, Inc., 2100 Rexford Road, Suite 414, Charlotte, North Carolina, 28211, Attention: Corporate Secretary.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors consists of seven members with directors serving one-year terms and until their successors are duly elected and qualified. The term for each director expires at each annual meeting of stockholders.

At the 2012 annual meeting, all seven directors will be elected to serve until the 2013 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated our current directors, Ted W. Rollins, Michael S. Hartnett, N. Anthony Coles, Richard S. Kahlbaugh, Denis McGlynn, William G. Popeo and Daniel L. Simmons to serve as directors (the “Nominees”). The board of directors anticipates that each Nominee will serve, if elected, as a director. However, if anyone nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the board of directors may recommend.

The board of directors recommends a vote FOR each Nominee.

The Board of Directors

Information Regarding the Nominees

The biographical descriptions below set forth certain information with respect to each Nominee for election as a director at the annual meeting. Each of our current directors has served on the board since our initial public offering, which was consummated in October 2010. The board has identified specific attributes of each Nominee that the board has determined qualify that person for service on the board.

Ted W. Rollins Co-Chairman of the Board and Chief Executive Officer Age: 49	Mr. Rollins has served as the co-chairman of our board of directors and our chief executive officer since our inception. Mr. Rollins, together with Mr. Hartnett, founded Campus Crest Group, LLC (“Campus Crest Group”) in 2004. As a co-founder of Campus Crest Group, Mr. Rollins has a comprehensive knowledge of our history and operations and is therefore well qualified to serve as the co-chairman of our board of directors. His core focus has been on operations and finance, while working together with Mr. Hartnett to source development opportunities and oversee construction. Prior to founding Campus Crest Group in 2004, Mr. Rollins, together with Mr. Hartnett, co-founded and managed companies that have successfully developed and operated service-enriched housing properties. Mr. Rollins is an owner of MXT Capital, LLC (“MXT Capital”), which is a holding company whose primary holding is its interest in our company. Mr. Rollins has also directed several private real estate focused investment funds. From 1998 through 2002, he was president of St. James Capital, an investment company focused on research-based, structural land investment and niche income property opportunities. From 1991 to 1996, Mr. Rollins served as president of The Balance Group, a private equity investment group focused on investing in and providing advisory services to small operating companies. Mr. Rollins founded The Balance Group in 1991. He was president of Rollins Investments, Inc., a real estate development and property management company with investments in retail, hospitality and mixed-use developments (“Rollins Investments”) from 1988 to 1991, and chief financial officer of RealtiCorp, a research-based land fund which focused on procurement of land for multi-site users such as retail chains, restaurants and convenience stores from 1996 to 1998. Mr. Rollins serves as the lead independent director and a member of the audit committee and the nominating and corporate governance committee of Fortegra Financial Corporation (NYSE: FRF). He began his career at Drexel Burnham Lambert as a real estate investment banker in 1985. Mr. Rollins received his BSBA from the Citadel and his MBA from the Fuqua School of Business at Duke University.

Michael S. Hartnett Co-Chairman of the Board and Chief Investment Officer Age: 53	Mr. Hartnett has served as the co-chairman of our board of directors and our chief investment officer since our inception. Mr. Hartnett, together with Mr. Rollins, founded Campus Crest Group in 2004. As a co-founder of Campus Crest Group, Mr. Hartnett has a comprehensive knowledge of our history and operations and is therefore well qualified to serve as the co-chairman of our board of directors. His core focus has been on building the development and construction organizations. Mr. Hartnett is also an owner of MXT Capital. Prior to founding Campus Crest Group in 2004, Mr. Hartnett co-founded and managed companies that have successfully developed and operated service-enriched housing properties. He was the founder and president of the Percheron Group, a real estate development management services company, and partnered with several ownership groups that focused on student housing opportunities across the southeast United States. He was a co-founder and executive vice president of Senior LifeChoice, LLC, a nationally recognized regional developer and operator of service-enriched senior housing communities. He was vice president of Rollins Investments from 1990 to 1994. Mr. Hartnett received his BS degree in structural engineering from the University of Maine and his MBA from the Fuqua School of Business at Duke University.

N. Anthony Coles Independent Director Age: 51 Committees: • Compensation • Nominating and Corporate Governance	Dr. Coles has been a member of our board of directors since October 2010. In addition, since March 2008, Dr. Coles has served as president and chief executive officer of Onyx Pharmaceuticals, Inc. (NASDAQ: ONXX), a publicly-traded biopharmaceutical company. From November 2005 until March 2008, Dr. Coles served as president and chief executive officer of NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a publicly-traded biopharmaceutical company. From May 2002 to October 2005, Dr. Coles served as senior vice president of commercial operations at Vertex Pharmaceuticals, Incorporated (NASDAQ: VRTX), a publicly-traded biotechnology company. Dr. Coles serves on the board of directors of Laboratory Corporation of America® Holdings (NYSE: LH), a publicly-traded clinical laboratory company. In addition, Dr. Coles currently serves as a trustee and member of the Executive Committee for the Johns Hopkins University Board of Trustees. Dr. Coles’s public-company and business management experience makes him well-qualified to serve on our board of directors. Dr. Coles received his MD from Duke University, his MPH from Harvard University and his BS from Johns Hopkins University.

Richard S. Kahlbaugh Lead Independent Director Age: 51 Committees: • Audit • Nominating and Corporate Governance (Chair)	Mr. Kahlbaugh has been a member of our board of directors since October 2010. Since April 2010, Mr. Kahlbaugh has served as the chairman, chief executive officer and president of Fortegra Financial Corporation (NYSE: FRF) (“Fortegra”), a publicly-traded insurance services company. Since June 2007, Mr. Kahlbaugh has served as the chief executive officer and president of Fortegra and from 2004 until June 2007, he served in various roles at Fortegra, including chief operating officer from 2004 until June 2007, executive vice president from 2006 to 2007 and senior vice president from 2004 to 2006. Mr. Kahlbaugh’s senior management experience, as well as his experience in general business finance and operations, make him well-qualified to serve on our board of directors. Mr. Kahlbaugh received his BA from the University of Delaware and his JD from the Delaware Law School.

Denis McGlynn Independent Director Age: 66 Committees: • Audit • Compensation (Chair)	Mr. McGlynn has been a member of our board of directors since October 2010. Since October 1996, Mr. McGlynn has served as the president and chief executive officer of each of Dover Downs Gaming & Entertainment, Inc. and Dover Motorsports, Inc. Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) is a publicly-traded gaming and entertainment company. Dover Motorsports, Inc. (NYSE: DVD) is a publicly-traded holding company that markets and promotes motorsports entertainment in the United States. Since November 1979, Mr. McGlynn has served as president of Dover Downs, Inc., the predecessor of both Dover Downs Gaming & Entertainment, Inc. and Dover Motorsports, Inc. Mr. McGlynn’s public company and business management experience makes him well-qualified to serve on our board of directors. Mr. McGlynn received his BBA from Pace College and was an officer in the United States Air Force.

William G. Popeo Independent Director Age: 54 Committees: • Audit (Chair)	Mr. Popeo has been a member of our board of directors since October 2010. Since June 2006, Mr. Popeo has served as the president, chief executive officer and a member of the board of directors of CSC Trust Company of Delaware, a specialty provider of corporate trust, escrow and agency services. Since December 2005, Mr. Popeo has also served as a vice president of CSC Trust Company of Delaware’s parent, Corporation Service Company, where he oversees the independent director and passive investment company businesses. From June 2004 to December 2005, Mr. Popeo was a principal with Sam Park & Company, a commercial real estate development company. Mr. Popeo’s commercial real estate experience, legal background and experience with financial accounting make him well-qualified to serve on our board of directors. Mr. Popeo received his BA, JD and MBA from Boston College and is a certified public accountant and licensed attorney.

Daniel L. Simmons Independent Director Age: 58 Committees: • Compensation • Nominating and Corporate Governance	Mr. Simmons has been a member of our board of directors since October 2010. In January 2002, Mr. Simmons co-founded Harbor Retirement Associates, LLC, a senior living development and management company, and Mr. Simmons has served as a principal of HRA Holdings, LLC, the holding company of Harbor Retirement Associates, LLC, since its founding. Prior to forming HRA Holdings, LLC, Mr. Simmons served as a consultant to CNL Financial Group, Inc., where he provided advice on the formation, registration and strategic direction of CNL Retirement Properties, Inc., a publicly-traded unlisted REIT. Mr. Simmons’ REIT, property development and management experience makes him well-qualified to serve on our board of directors. Mr. Simmons attended Florida State University and the University of South Florida.

Biographical Information Regarding Executive Officers Who Are Not Directors

Earl C. Howell President and Chief Operating Officer Age: 62	Mr. Howell has served as our president and chief operating officer since our inception. Prior to our initial public offering, Mr. Howell had been providing consulting services to us since October 2009. From 2002 to April 2009, he served in multiple positions with Silverton Bank, and its predecessor, The Bankers Bank, including serving as chief operating officer of Silverton Bank, N.A. from 2007 until his departure in April 2009. In his role as chief operating officer at Silverton, Mr. Howell’s responsibilities included regional branch administration, payment and settlement operations, information technology and human resources, and involved oversight of over 200 employees. In May 2009, subsequent to Mr. Howell’s departure, the Office of the Comptroller of the Currency appointed the Federal Deposit Insurance Corporation as receiver for Silverton Bank, N.A., and in June 2009, Silverton Financial Services, Inc., the parent holding company of Silverton Bank, N.A., filed a chapter 7 petition under the federal bankruptcy code. In May 2009, Mr. Howell founded Harlequin Consulting, a private consulting firm specializing in strategy and executive compensation. In addition to Mr. Howell’s professional experience, he served for 30 years on both active duty and reserve in the U.S. Army, attaining the rank of Colonel, Special Forces and serving with deployments ranging from Vietnam to Bosnia. Mr. Howell received his BA and his MBA from the University of North Carolina at Chapel Hill, and he is also a graduate of the U.S. Army War College.

Donald L. Bobbitt, Jr. Executive Vice President, Chief Financial Officer and Secretary Age: 43	Mr. Bobbitt has served as our executive vice president, chief financial officer and secretary since our inception. Prior to our initial public offering, Mr. Bobbitt served as the chief financial officer of Campus Crest Group since January 2008. From April 2006 to December 2007, Mr. Bobbitt was chief financial officer of Motorsports Authentics, LLC, a private company which marketed and distributed NASCAR motorsports licensed merchandise. Prior to this, Mr. Bobbitt had an eleven-year career with Speedway Motorsports, Inc. (NYSE: TRK), a publicly-traded company, where he served in a variety of positions, including vice president of business operations, assistant corporate controller and vice president of finance. Prior to joining Speedway Motorsports, Inc., Mr. Bobbitt was in the financial services practice at Deloitte & Touche LLP. Mr. Bobbitt received his BS from Wake Forest University and is a certified public accountant.

Robert Dann Executive Vice President and Division President-Campus Crest Real Estate and Campus Crest Development Age: 50	Mr. Dann has served as our executive vice president and division president of both Campus Crest Real Estate Management and Campus Crest Development since April 2011. From October of 2005 until April of 2011, he was president of CSM Lodging, LLC in Minneapolis, Minnesota, where he oversaw a portfolio of 38 hotels. Prior to that, Mr. Dann served as vice president of operations for Interstate Hotels & Resorts and also as executive vice president with Boykin Management in Cleveland, Ohio. He also has more than 15 years of property level hotel experience with such companies as Ian Schrager Hotels, Helmsley Hotels, Westin and InterContinental. Mr. Dann is a graduate of the University of Denver with a BSBA in Hotel and Restaurant Management.

Brian L. Sharpe Executive Vice President and Division President-Construction and Facilities Age: 53	Mr. Sharpe has served as our executive vice president and division president of construction and facilities since our inception. Prior to our initial public offering, since 2006, Mr. Sharpe served as president of Campus Crest Construction and, from April 2008 until December 2009, simultaneously served as the chief operating officer of Campus Crest Group. As both division president and chief operating officer, Mr. Sharpe has overseen the development, construction and maintenance of our properties and directed our global purchasing efforts. From September 1999 until April 2006, Mr. Sharpe served as a senior program manager at BBL Construction Services, LLC, where he shared management responsibilities for the national construction program of BBL Medical Facilities. Mr. Sharpe attended Villanova University.

Board Leadership

The board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, our independent directors consider the board’s leadership structure on an annual basis.

The board of directors will annually elect a chairman of the board, who may or may not be the chief executive officer of our company. Since our formation in 2010, Ted W. Rollins has served as our co-chairman of the board and chief executive officer and Michael S. Hartnett has served as our co-chairman of the board and chief investment officer. Messrs. Rollins and Hartnett are involved in both our day-to-day operations and the strategic decision making at the board level. Based on its most recent review of our leadership structure, the board continues to believe that this leadership structure is optimal for us because it provides our company with strong and consistent leadership. The board believes that having Messrs. Rollins and Hartnett serving in these positions provides us with decisive and effective leadership.

In considering its leadership structure, the board has taken a number of factors into account. The board, which consists of a majority of independent directors, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the board’s committees—audit, compensation and nominating and corporate governance committees—are comprised entirely of independent directors. Further, as specified in our corporate governance guidelines (and as discussed in greater detail below), the board has designated one of its independent directors as the lead independent director, with significant responsibilities. A number of board and committee processes and procedures, including regular executive sessions of non-management directors and a regular review of our executive officers’ performance, provide substantial independent oversight of our management’s performance. Finally, under our bylaws and corporate governance guidelines, the board has the ability to change its structure, should that be deemed appropriate and in the best interest of our company and our stockholders. The board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

The co-chairmen of the board preside at all meetings of the stockholders and of the board as a whole. The co-chairmen perform such other duties, and exercise such powers, as from time to time shall be prescribed in our bylaws or by the board of directors. As discussed below, the lead independent director performs such duties as may be specified by the board and outlined in our corporate governance guidelines.

Lead Independent Director

As stated in our corporate governance guidelines, our board of directors annually elects a non-management and independent director to serve in a lead capacity to coordinate the activities of the other non-management and independent directors, and to perform any other duties and responsibilities that the board of directors may determine. Although annually elected, it is generally expected that he or she will serve for more than one year. Richard S. Kahlbaugh currently serves as our lead independent director.

The role of the lead independent director may include:

•	presiding at executive sessions, including coordinating the agendas for the sessions;

•	functioning as principal liaison on sensitive issues between the independent directors and management;

•	approving the appropriate provision of information sent to the board, including agenda items;

•	facilitating the board’s approval of the number and frequency of board meetings, as well as meeting schedules, to assure that there is sufficient time for discussion;

•	authorizing the retention of outside advisors and consultants who report directly to the board of directors; and

•	if requested by stockholders, ensuring that he/she is available, when appropriate, for consultation and direct communication.

Director Independence

Under the enhanced corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of our audit committee, compensation committee and nominating and corporate governance committee, must meet the test of “independence.” The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Our board of directors has affirmatively determined that each of Dr. Coles and Messrs. Kahlbaugh, McGlynn, Popeo and Simmons satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. Therefore, we believe that all of these directors, who constitute a majority of our board of directors, are independent under the NYSE rules.

We have implemented procedures for interested parties, including stockholders, to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board of directors, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “Communication with the Board of Directors, Independent Directors and the Audit Committee.”

Board Meetings

The board of directors held five meetings in 2011, the audit committee held eight meetings in 2011, the compensation committee held four meetings in 2011 and the nominating and corporate governance committee held one meeting in 2011. Each director attended more than 75% of the board meetings and each director’s respective committee meetings in 2011. The board of directors does not have a policy with respect to directors’ attendance at annual meetings of stockholders.

As required by the NYSE rules, the independent directors of our board regularly meet in executive session, without management present. Generally, these executive sessions follow after each meeting of the board and each committee meeting. In 2011, the independent directors of the board met in executive session without management present four times. Our lead independent director presides over such independent, non-management sessions of the board.

Board Committees

Our board of directors has appointed an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted a written charter for each of these committees. Each of these committees has three directors and is composed exclusively of independent directors, as required by and defined in the rules and listing qualifications of the NYSE and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Moreover, to the extent required by Rule 16b-3 of the Exchange Act, our compensation committee is composed exclusively of non-employee directors who qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code. Our board of directors may from time to time establish other committees to facilitate the management of our company.

Audit Committee

Our audit committee consists of Richard S. Kahlbaugh, Denis McGlynn and William G. Popeo, each of whom is an independent director. Each member of the audit committee is financially literate and able to read and understand fundamental financial statements. William G. Popeo chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the SEC. Our audit committee assists the board in overseeing, among other things:

•	our system of internal controls;

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and any internal auditors.

Our audit committee also is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Our board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the audit committee is responsible for reviewing and approving or disapproving all interested transactions, including any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

In addition, we have a written code of business conduct and ethics that covers a wide range of business practices and procedures and that establishes guidelines for our directors, officers and employees, including standards for many situations where potential conflicts of interest may arise. Our code of business conduct and ethics requires all directors, officers and employees to report any transactions or relationships that reasonably could be expected to give rise to a conflict of interest to the chairman of the audit committee or our chief financial officer or through our whistleblower hotline. In addition, our corporate governance guidelines require that each member of our board of directors consult the nominating and corporate governance committee in advance of accepting an invitation to serve on another company’s board. Because the facts and circumstances regarding potential conflicts are difficult to predict, the board of directors has not adopted a written policy for evaluating conflicts of interests. In the event a conflict of interest arises, the board will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.

The audit committee held eight meetings in 2011.

Compensation Committee

Our compensation committee consists of N. Anthony Coles, Denis McGlynn and Daniel L. Simmons, each of whom is an independent director. Denis McGlynn chairs our compensation committee. The principal functions of our compensation committee include:

•	evaluating the performance of our officers;

•	establishing overall employee compensation policies and recommending, as appropriate or necessary, to our board of directors major compensation programs;

•	reviewing and approving the compensation payable to our named executive officers, including salary and bonus awards and awards under our 2010 Equity Incentive Compensation Plan;

•	administering our 2010 Equity Incentive Compensation Plan and any other compensation plans, policies and programs of ours;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	discharging the board’s responsibilities relating to compensation of our directors.

The compensation committee held four meetings in 2011.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of N. Anthony Coles, Richard S. Kahlbaugh and Daniel L. Simmons, each of whom is an independent director. Richard S. Kahlbaugh chairs our nominating and corporate governance committee. The principal functions of our nominating and corporate governance committee include:

•

seeking, considering and recommending to our board of directors qualified candidates for election as directors, recommending a slate of nominees for election as directors at the annual meeting of stockholders and verifying the independence of directors;

•	recommending to our board of directors the appointment of each of our executive officers;

•	periodically preparing and submitting to our board of directors for adoption the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving the general operation of our board of directors and our corporate governance;

•	annually recommending to our board the nominees for each committee of the board; and

•	annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors and report thereon to our board.

The nominating and corporate governance committee held one meeting in 2011.

Risk Management

Our board of directors takes an active and informed role in our risk management policies and strategies. At least annually, our executive officers, who are responsible for our day-to-day risk management practices, present to the board of directors a comprehensive report on the material risks to our company, including credit risk, liquidity risk and operational risk. At that time, the management team also reviews with the board of directors our risk mitigation policies and strategies specific to each risk that is identified. If necessary, our board of directors may delegate specific risk management tasks to management or an appropriate committee. Throughout the year, management monitors our risk profile and, on a regular basis, updates the board of directors as new material risks are identified or the aspects of a risk previously presented to the board materially change. The nominating and corporate governance committee, subject to the review of the audit committee, also actively monitors risks to our company throughout the year, and with the aid of management, identifies any additional risks that need to be elevated for the full board’s consideration.

Nomination of Directors

Before each annual meeting of stockholders, the nominating and corporate governance committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the board or whenever a vacancy is anticipated due to a change in the size or composition of the board, a retirement of a director or for any other reasons. In addition to considering incumbent directors, the nominating and corporate governance committee may identify director candidates based on recommendations from the directors and executive officers. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2011.

The nominating and corporate governance committee evaluates annually the effectiveness of the board as a whole and of each individual director and identifies any areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience. The nominating and corporate governance committee and the board of directors consider director candidates based on a number of factors including:

•	whether the candidate will be “independent,” as such term is defined by the NYSE listing standards;

•	whether the candidate has a general understanding of marketing, finance, corporate strategy and other elements relevant to the operation of a publicly-traded company in today’s business environment;

•	the candidate’s character, including whether the candidate possesses high personal and professional ethics, integrity and values;

•

the candidate’s educational and professional background, including whether the candidate has demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment;

•	whether the candidate has an understanding of our business, including experience in areas important to the operations of our company; and

•	whether the candidate provides a diversity of viewpoints, background, experience and demographics as compared the current members of the board.

Candidates are also evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The nominating and corporate governance committee also monitors the mix of skills, experience and background to assure that the board has the necessary composition to effectively perform its oversight function. As noted immediately above, diversity characteristics of a candidate are just one of several factors considered by the committee when evaluating director candidates. A candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The nominating and corporate governance committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to our board of directors. The board reviews the effectiveness of its director candidate nominating policies annually.

The nominating and corporate governance committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder of our company. Director candidates submitted by our stockholders will be evaluated by the nominating and corporate governance committee on the same basis as any other director candidates. We did not receive any nominations of directors by stockholders for the 2012 annual meeting.

Nominations must be addressed to Campus Crest Communities, Inc., 2100 Rexford Road, Suite 414, Charlotte, North Carolina 28211, Attn: Donald L. Bobbitt, Jr., Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director, if elected. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under “Stockholder Proposals.”

Compensation Committee Interlocks and Insider Participation

The compensation committee consists of N. Anthony Coles, Denis McGlynn and Daniel L. Simmons. None of the members of our compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation and governance committee. No member of the compensation committee has any other business relationship or affiliation with us (other than his service as a director).

Director Compensation for 2011

We pay a $10,000 annual director’s fee to each of our independent directors in cash. Each independent director also receives a fee of $2,500 for attendance at every in-person meeting of our board of directors and committee of our board of directors (unless a committee meeting is on the same day as a board meeting) and a fee of $1,000 for attendance at every telephonic meeting of our board of directors and committee of our board of directors (unless a committee meeting is on the same day as a board meeting), up to a maximum of $15,000 per year. In addition, we pay an additional annual fee of $10,000 to the chair of our audit committee, an additional annual fee of $6,000 to the chair of each of our compensation committee and our nominating and corporate governance committee, and an additional annual fee of $15,000 to our lead independent director. Our independent directors are also eligible to receive awards under our 2010 Equity Incentive Compensation Plan. Further, all members of our board of directors are reimbursed for their reasonable out-of-pocket costs and expenses in attending all meetings of our board of directors and its committees.

Our board of directors (or a duly formed committee thereof) may revise our non-employee directors’ compensation in its discretion.

The following table summarizes the compensation that we paid to our independent directors in 2011:

2011 Director Compensation Table

	000.000.000.00	000.000.000.00	000.000.000.00
Name	Fees Earned or Paid in Cash	Stock awards (1)	Total
N. Anthony Coles	$20,000	$ —	$20,000
Richard S. Kahlbaugh	45,000	—	45,000
Denis McGlynn	30,000	—	30,000
William G. Popeo	34,000	—	34,000
Daniel L. Simmons	21,000	—	21,000

(1)

As of December 31, 2011, the aggregate number of shares of common stock held by each current independent director was as follows: Dr. Coles, 6,667; Mr. Kahlbaugh, 8,167; Mr. McGlynn, 9,667; Mr. Popeo, 9,867; and Mr. Simmons, 10,192.

Corporate Governance Matters

We have adopted a code of business conduct and ethics that applies to all our executive officers, employees and each member of our board of directors and corporate governance guidelines. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. The following documents are available at our website at www.campuscrest.com in the “Corporate Governance” area of the “Investors” section:

•	audit committee charter;

•	compensation committee charter;

•	nominating and corporate governance committee charter;

•	code of business conduct and ethics;

•	corporate governance guidelines; and

•	whistleblower procedures.

Each committee reviews its written charter annually. Copies of the documents listed above are available in print to any stockholder who requests them. Requests should be sent Campus Crest Communities, Inc., 2100 Rexford Road, Suite 414, Charlotte, North Carolina 28211, Attention: Corporate Secretary.

Communication with the Board of Directors, Independent Directors and the Audit Committee

Our board of directors may be contacted by any party via mail at the address listed below.

Board of Directors

Campus Crest Communities, Inc.

2100 Rexford Road, Suite 414

Charlotte, North Carolina 28211

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. As discussed above, the presiding director of independent, non-management sessions of the directors is the lead independent director. The independent directors can be contacted by any party via mail at the address listed below.

Lead Independent Director

Campus Crest Communities, Inc.

2100 Rexford Road, Suite 414

Charlotte, North Carolina 28211

The audit committee has adopted a process for anyone to send communications to the audit committee with concerns or complaints concerning our company’s accounting, audit or internal controls issues, violations of federal securities laws, rules or regulations and retaliation against employees who make allegations of the foregoing. The audit committee can be contacted by any party via mail at the address listed below:

Chairman

Audit Committee

Campus Crest Communities, Inc.

2100 Rexford Road, Suite 414

Charlotte, North Carolina 28211

Alternatively, anyone may report openly, confidentially or anonymously any such matter by calling our ethics hotline at 1-877-208-5982, or communicating by email to www.reportlineweb.com/campuscrest, at any time. The toll-free line is managed by an outside, independent service provider and allows anyone to make a report without divulging his or her name. The hotline service provider is required to share the information provided in the report to our outside legal counsel as promptly as practicable. Our outside counsel will review such matters and, where appropriate, will forward to the chairman of the audit committee as promptly as practicable.

Relevant communications are distributed to the board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys.

In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected the accounting firm of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2012, and the board of directors is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the audit committee charter, require the company’s independent auditor to be engaged, retained and supervised by the audit committee, the board of directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of KPMG LLP for ratification by stockholders as a matter of good corporate practice. KPMG LLP has served as our independent registered public accountants since our formation in March 2010 and is considered by our management to be well qualified. A representative of KPMG LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fee Disclosure

The following is a summary of the fees billed to our company by KPMG LLP for professional services rendered for the years ended December 31, 2011 and 2010:

	Year Ended December 31, 2011	Year Ended December 31, 2010
Audit Fees	$530,850	$1,051,308
Audit-Related Fees	—	—
Tax Fees	207,660	164,252
All Other Fees	—	—

Total	$738,510	$1,215,560

Audit Fees

“Audit Fees” consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. For example, audit fees included fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by KPMG LLP to be named in our registration statements and to the use of their audit report in the registration statements.

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

Audit-Related Fees and All Other Fees

“Audit-Related Fees” and “All Other Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.” KPMG LLP did not provide any such products or services for us during the years ended December 31, 2011 and 2010.

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee or a member of the audit committee designated by the full committee to pre-approve such services. The audit committee or designated member concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The board of directors recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

AUDIT COMMITTEE REPORT

The following is a report by our audit committee regarding the responsibilities and functions of our audit committee.

The audit committee oversees the company’s financial reporting process on behalf of the board of directors, in accordance with the audit committee charter. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm, KPMG LLP, is responsible for expressing opinions on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee reviewed with management and KPMG LLP the audited financial statements for the year ended December 31, 2011 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2011 contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and KPMG LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the Annual Report on Form 10-K for the year ended December 31, 2011.

In addition, the audit committee received and discussed the written disclosures and the letter from KPMG LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence, discussed with KPMG LLP the firm’s independence from management and the audit committee, and discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In reliance on the reviews and discussions referred to above, prior to the filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2011 with the SEC, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact “independent.”

Submitted by the audit committee of the board of directors

William G. Popeo (Chairman)

Richard S. Kahlbaugh

Denis McGlynn

COMPENSATION COMMITTEE REPORT

The following is a report by our compensation committee regarding our executive officer compensation program.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement (“CD&A”) with management of the company. Based on the compensation committee’s review of the CD&A and the compensation committee’s discussions of the CD&A with management, the compensation committee recommended to the board of directors (and the board has approved) that the CD&A be included in the company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

Submitted by the compensation committee of the board of directors

Denis McGlynn (Chairman)

N. Anthony Coles

Daniel L. Simmons

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

The following describes our 2011 compensation program for our named executive officers, which includes Ted W. Rollins, our co-chairman and chief executive officer, Michael S. Hartnett, our co-chairman and chief investment officer, Earl C. Howell, our president and chief operating officer, Donald L. Bobbitt, Jr., our executive vice president and chief financial officer, and Robert Dann, our executive vice president and division president – Campus Crest Real Estate Management and Campus Crest Development. The following discussion and analysis should be read together with the tables and related footnote disclosures detailed below.

Executive Compensation Program Objectives

The primary objectives of our executive compensation program are to attract, motivate and retain talented, high-caliber executives necessary to lead us in achieving business success, and to align their compensation with our short-term and long-term goals. To do this, our compensation program for executive officers is made up of the following components: (i) base salary, designed to compensate our executive officers for work performed during the fiscal year; (ii) annual cash bonuses, designed to reward our executive officers for our yearly performance and for their individual performance during the fiscal year; and (iii) equity-based awards under our 2010 Equity Incentive Compensation Plan, meant to align our executive officers’ interests with our long-term performance. For all named executive officers, compensation is intended to be significantly performance-based, with a belief that compensation paid to executive officers should be closely aligned with the performance of our company on both a short-term and long-term basis, in order to create value for stockholders.

In establishing compensation for executive officers, the following summarizes our primary objectives:

•	attract and retain individuals of superior ability and managerial talent;

•	ensure senior officer compensation is aligned with our corporate strategies and business objectives and the long-term interests of our stockholders;

•	increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•

enhance the officers’ incentives to provide increased value to stockholders, as well as promote retention of key management personnel, by providing a portion of total compensation opportunities for senior management in the form of ownership in our company in the form of shares of our common stock and other equity and equity-based awards.

Taking into consideration the foregoing objectives, we structure total compensation for our executives to provide a guaranteed amount of cash compensation in the form of base salaries, while also providing a meaningful amount of annual cash compensation that is at risk and dependent on our performance and the individual performance of the executives, in the form of discretionary annual bonuses. We also seek to provide a portion of total compensation in the form of equity-based awards in order to align the interests of executives and other key employees with those of our stockholders, and for retention purposes.

Role of the Compensation Committee and Management

The compensation committee, pursuant to its charter, determines all performance goals and compensation decisions for the chief executive officer and determines compensation decisions for the other named executive officers, including decisions regarding non-equity compensation and equity awards. In doing so, the compensation committee consults with our chief executive officer, our chief investment officer and our chief operating officer and other officers as appropriate. The compensation committee believes it is valuable to consider the recommendations of our chief executive officer, chief investment officer and chief operating officer with respect to these matters because, given their knowledge of our operations, the student housing industry and the day-to-day responsibilities of our executive officers, they are in a unique position to provide the compensation committee perspective into the performance of our executive officers in light of our business at a given point in time.

The compensation committee is charged with, among other things, the responsibility of reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive, taking into account our competitive position within our industry and our named executive officers’ level of expertise and experience in their positions. The compensation committee’s primary responsibilities with respect to determining executive compensation are (i) setting performance targets under all annual bonus and long-term incentive compensation plans, including our 2010 Equity Incentive Compensation Plan; (ii) verifying that performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation; (iii) approving all amendments to, and terminations of, all compensation plans and any awards under such plans; (iv) granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers; (v) approving which executive officers and other employees receive awards under our equity and incentive compensation plans; and (vi) conducting an annual review of all compensation plans.

Compensation Committee Consideration of the 2011 Vote on Executive Compensation

In determining our executive compensation program for 2011, the compensation committee generally considered the results of the 2011 advisory vote of our stockholders on executive compensation presented in our 2011 proxy statement. The compensation committee noted that more than 98% of the votes cast approved the compensation of our named executive officers as described in our 2011 proxy statement. The compensation committee considered these voting results as supportive of the committee’s general executive compensation practices.

Components and Criteria of Executive Compensation

The following narrative discusses the components of our named executive officer compensation program, including annual cash compensation, equity awards, and health and retirement benefits.

Annual Base Salary

Our named executive officers receive an annual base salary based on position-specific responsibilities, taking into account competitive market compensation for similar positions, the skills and experience of the individual, internal equity among executive officers and individual performance. For 2011, pursuant to the terms of each named executive officer’s employment agreement, we paid each of Messrs. Rollins and Hartnett an annual base salary of $300,000, Mr. Howell an annual base salary of $260,000, Mr. Bobbitt an annual base salary of $250,000, and Mr. Dann an annual base salary of $290,000. In accordance with our normal executive compensation practices and consistent with the employment agreements with each named executive officer, effective January 1, 2012 we increased the annual base salaries of Messrs. Rollins, Hartnett and Howell to $360,000, Mr. Bobbitt’s annual base salary to $290,000 and Mr. Dann’s annual base salary to $320,000.

Subject to the employment agreements, the compensation committee considers salary levels for our named executive officers annually as part of our performance review process as well as upon any promotion or other change in job responsibility. Changes in salary may reflect changes in the cost of living, changes in compensation paid by other employers, or the compensation committee’s assessment, in consultation with our chief executive officer and our chief investment officer, of the individual’s performance.

Annual Incentive Compensation Program

In addition to an annual base salary, we have an annual incentive compensation program that consists of discretionary cash bonuses and discretionary restricted stock awards. The awards are designed to incentivize our named executive officers at a variable level of compensation based on our and such individual’s performance. In connection with the annual incentive compensation program, our compensation committee determines annual performance criteria that are flexible and that change with the needs of our business. Our incentive compensation program is designed to reward the achievement of specific financial and operational objectives. Pursuant to the program and their several employment agreements, for 2011, our named executive officers were eligible for a cash bonus of between 50% and 100% of their base salary through December 31, 2011, and a restricted stock award of between 50% and 100% of their base salary through December 31, 2011, depending on their achievement of individualized performance goals and the relative weighting of the applicable goals. In some cases, our incentive compensation program sets a threshold goal for a minimum award and an outperformance goal for a greater award. Achievement in excess of the threshold goal results in a pro rata increase in the amount of the bonus or stock award attributable to that goal, up to the point where achievement equals or exceeds the outperformance goal.

The table below indicates the performance goals for each of our named executive officers and the relative weighting of each officer’s goal. The footnotes to the table provide additional information about certain of the goals and indicate, if applicable, the threshold goal and the outperformance goal.

Performance Goal	Ted W. Rollins	Michael S. Hartnett	Earl C. Howell	Donald L. Bobbitt, Jr.	Robert Dann
Achieve budgeted funds from operation (“FFO”) (1)	30%	30%	—	30%	—
Achieve budgeted property net operating income (“NOI”) (2)	—	—	30%	—	—
Incur no more than budgeted general and administrative (G&A”) costs (3)	10%	10%	10%	10%	—
Maintain leverage consistent with budget (4)	10%	10%	—	20%	—
Achieve effective internal control over financial reporting in accordance with Section 404 of Sarbanes-Oxley Act of 2002 without material weakness	—	—	—	10%	—
Close corporate and joint venture financings consistent with annual plan	20%	20%	—	15%	—
Achieve budgeted property revenue (5)	—	—	—	—	35%
Incur no more than budgeted property-level expenses (6)	—	—	—	—	10%
Maintain customer collections	—	—	—	—	10%
Achieve academic year 2012-2013 pre-leasing goals (7)	—	—	20%	—	—
Achieve 10% increase in customer satisfaction (8)	—	—	—	—	10%
Deliver construction projects for fall opening consistent with annual plan	—	—	20%	—	—
Complete development activities for 2011 projects consistent with annual plan	30%	30%	—	—	—
Complete development activities for 2012 projects consistent with annual plan	—	—	20%	—	35%
Obtain project-level construction debt and joint venture investments consistent with annual plan	—	—	—	15%	—
Total	100%	100%	100%	100%	100%

(1)

FFO budget for 2011 was approximately $24.0 million. Outperformance FFO budget for 2011 was approximately $25.2 million. For purposes of our compensation plans, we calculate FFO in accordance with the definition that was adopted by the Board of Governors of NAREIT. FFO, as defined by NAREIT, represents net income (loss) determined in accordance with U.S. GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

(2)

Property NOI budget for 2011 was approximately $33.6 million. Outperformance property NOI budget was approximately $35.2 million. For purposes of our compensation plans, we calculate property NOI as property operating revenue (including student housing rental and services) less property-level operating expenses (including management fees and general and administrative expenses), excluding depreciation and amortization, impairments, gain/loss on sale of real estate, interest expense and other non-operating items.

(3)	G&A costs budget for 2011 was approximately $6.5 million.
(4)

Leverage budget was approximately 41.1% (calculated as the ratio of principal amount of long-term indebtedness outstanding to gross assets costs (including capital expenditures and before depreciation and amortization).

(5)	Property revenue budget for 2011 was approximately $62.6 million.
(6)	Property-level expense budget for 2011 was approximately $29.0 million. Outperformance property-level expense budget for 2011 was approximately $27.6 million.
(7)	Pre-leasing goal for academic year 2012-2013 was 20% pre-leased by December 31, 2011.
(8)	Customer satisfaction measured in accordance with our customer surveys.

Annual Incentive Compensation Program — Discretionary Cash Bonuses. Based on the compensation committee’s review and evaluation and achievement of the applicable performance goals, the compensation committee approved annual cash bonuses for the named executive officers for 2011 at the following levels:

Executive	2011 Cash Bonus
Ted W. Rollins	$111,660
Michael S. Hartnett	$111,660
Earl C. Howell	$67,164
Donald L. Bobbitt, Jr.	$93,050
Robert Dann	$94,916

Annual Incentive Compensation Program — Discretionary Equity Awards. Equity awards pursuant to our annual incentive compensation program and the other equity awards noted below are made to our named executive officers pursuant to our 2010 Equity Incentive Compensation Plan. Time-vested equity awards are designed to focus and reward our named executive officers in accordance with our long-term goals and enhance stockholder value. In addition, because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the award vesting period.

Pursuant to our annual incentive compensation program, annual equity grants were approved at a meeting of the compensation committee on January 31, 2012. Based on the compensation committee’s review and evaluation and achievement of the applicable performance goals, the compensation committee granted the following awards of restricted common stock to our named executive officers. These shares will vest ratably on each of the first, second and third anniversaries of the date of grant.

Executive	2011 Equity Awards
Ted W. Rollins	10,445
Michael S. Hartnett	10,445
Earl C. Howell	6,283
Donald L. Bobbitt, Jr.	8,704
Robert Dann	8,879

Because these awards for 2011 compensation were made in 2012, pursuant to applicable disclosure rules, such awards will be reflected in the Summary Compensation and Grants of Plan-Based Awards tables in our proxy statement for the 2013 annual meeting of stockholders.

Deferred Compensation Program

At the time of our formation transactions and initial public offering, our 2010 Equity Incentive Compensation Plan replaced a deferred compensation plan (“DCP”) which was previously used by our predecessor for executive compensation. Certain of our executive officers and employees were issued shares in satisfaction of their vested interests in awards under the terminated DCP. On October 19, 2011, Mr. Bobbitt was issued 8,056 vested shares of common stock in satisfaction of his vested interests in awards that were outstanding under the DCP.

Contractually-Required Restricted Stock Awards

On January 31, 2012, the compensation committee approved, pursuant to the terms of each named executive officer’s employment agreement entered into at the time of our formation transactions and initial public offering and our 2010 Equity Incentive Compensation Plan, we granted the following awards of restricted common stock to our named executive officers. These shares will vest ratably on each of the first, second and third anniversaries of the date of grant.

Executive	Shares of Restricted Common Stock Granted Pursuant to Employment Agreements
Ted W. Rollins	99,078
Michael S. Hartnett	99,078
Earl C. Howell	33,333
Donald L. Bobbitt, Jr.	22,592

In connection with his appointment in March 2011 and pursuant to his employment agreement, Mr. Dann received 17,250 shares of restricted common stock on April 18, 2011, which will vest 25% on the first anniversary, 25% on the second anniversary and 50% on the third anniversary of the date of grant.

In addition, our named executive officers’ employment agreements provide for additional restricted stock awards under our 2010 Equity Incentive Compensation Plan to be awarded on January 1, 2013 as follows: Mr. Rollins, 99,078 shares of restricted common stock; Mr. Hartnett, 99,078 shares of restricted common stock; Mr. Howell, 11,110 shares of restricted common stock; and Mr. Bobbitt, 10,370 shares of restricted common stock. These shares will vest ratably on each of the first, second and third anniversaries of the date of grant.

Benefits and Perquisites

Each of our named executive officers may participate in the standard company benefits that we offer to all full-time employees. These benefits include medical, dental and vision insurance, life insurance, paid time off and a 401(k) retirement plan, to which we make matching contributions. Our senior officers and management may use our leased aircraft for personal travel, provided that they reimburse us for our incremental cost associated with their actual usage. In addition, each of our named executive officers receives an automobile allowance of up to $12,000 per year.

Severance

Under their employment agreements, certain of our named executive officers are entitled to receive severance payments and benefits under certain circumstances in the event that his or her employment is terminated by us without “cause” or by the executive for “good reason,” or in the event of a “change of control” of us (each as defined in the applicable employment agreement). These severance payments and benefits are designed to protect and compensate our named executive officers under those circumstances. These circumstances, payments and benefits are described below under “Potential Payments Upon Termination or Change of Control.”

Employment Agreements

In connection with our initial public offering, we entered into employment agreements with certain of our named executive officers. The employment agreements provide for Mr. Rollins to serve as our chief executive officer, for Mr. Hartnett to serve as our chief investment officer, for Mr. Howell to serve as our president and chief operating officer and for Mr. Bobbitt to serve as our executive vice president and chief financial officer. In addition, on March 29, 2011, we entered into an employment agreement with Mr. Dann to serve as our executive vice president and division president of each of Campus Crest Real Estate Management and Campus Crest Development. The initial term of the employment agreements is three years for each of Messrs. Rollins and Hartnett and two years for each of Messrs. Howell, Bobbitt and Dann. Each employment agreement provides for automatic one-year extensions after the expiration of its term, unless either party provides at least three months’ notice of non-renewal.

In partial compensation for the loss incurred by Mr. Dann in connection with the sale of his house upon his relocation, Mr. Dann’s employment agreement provided for a one-time grant of 6,916 shares of restricted common stock and a cash payment of $73,936. These shares were granted on January 31, 2012 and vest 25% on the first anniversary, 25% on the second anniversary and 50% on the third anniversary of the date of grant.

The employment agreements provide for participation in any other employee benefit plans, insurance policies or contracts maintained by us relating to retirement, health, disability, vacation, auto and other related benefits.

None of the employment agreements contains an Internal Revenue Code Section 280G excise tax gross-up provision.

Potential Payments Upon Termination or Change of Control

Under their employment agreements, certain of our named executive officers are entitled to receive severance payments and benefits under certain circumstances in the event that his or her employment is terminated by us without “cause” or by the executive for “good reason,” or in the event of a “change of control” of us (each as defined in the applicable employment agreement). These severance payments and benefits are designed to protect and compensate our named executive officers under those circumstances.

The employment agreements provide that if the agreement is terminated by us without “cause” or by the executive for “good reason” within 24 months following a change in control of us, (i) each of Messrs. Rollins and Hartnett will be entitled to a lump sum cash payment equal to three times the sum of his then current annual base salary plus the bonus paid to him in the prior year (or, if no bonus was paid, 50% of his target bonus for the current year), and (ii) each of Messrs. Howell, Bobbitt and Dann will be entitled to a lump sum cash payment equal to two times the sum of his then current annual base salary plus the bonus paid to him in the prior year (or, if no bonus was paid, 50% of his target bonus for the current year). In the event the agreement is terminated by us without “cause” or by the executive for “good reason” and not within 24 months following a change in control of us each of Messrs. Rollins, Hartnett, Howell, Bobbitt and Dann will be entitled to a cash payment equal to two times the sum of his then current annual base salary plus the bonus paid to him in the prior year (or, if no bonus was paid, 50% of his target bonus for the current year), payable in equal monthly installments over a period of 24 months after termination.

In addition, the employment agreements provide that if the executive is terminated either by us without “cause” or by the executive for “good reason,” with or without a change in control of us, or if the executive retires at or after the age of 63, then any unvested equity awards granted to such named executive officer shall immediately vest.

The employment agreements define “cause” as the (i) employee’s act of gross negligence or misconduct that has the effect of injuring the business of us and our affiliates, taken as a whole, in any material respect, (ii) employee’s conviction or plea of guilty or nolo contendere to the commission of a felony by employee, (iii) commission by the employee of an act of fraud or embezzlement against us or our affiliates or (iv) employee’s willful breach of any material provision of his or her employment agreement or related confidentiality and non-compete agreement, that will be entered into contemporaneously with the employment agreement.

The employment agreements for each of Messrs. Rollins, Hartnett, Howell, Bobbitt and Dann define “good reason” as (i) a material involuntary reduction in employee’s duties or function, (ii) a material reduction in the employee’s compensation package other than as mutually agreed, (iii) the employee’s involuntary relocation to a principal place of work more than 30 miles from Charlotte, North Carolina or (iv) a material breach by us of our obligations under the applicable employment agreement, provided that the employee gives us notice of his belief that he has good reason to terminate the applicable employment agreement and we fail to cure the breach within 30 business days of receipt of the employee’s notice.

Pension Benefits

None of our employees, including our named executive officers, participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our employees, including our named executive officers, participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. With respect to equity incentive awards, the dollar amounts indicated in the table under “Stock/OP Unit Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Salary (2)	Bonus (3)		Stock/OP Unit Awards (4)		Non-Equity Incentive Plan Compensation (3)	All Other Compensation (5)	Total
Ted W. Rollins Co-Chairman of the Board and Chief Executive Officer	2011 2010	$300,000 300,000	$	— —	$	— —	$111,660 —	$16,561 15,909	$428,221 315,909
Michael S. Hartnett Co-Chairman of the Board and Chief Investment Officer	2011 2010	300,000 300,000		— —		— 1,879,500	111,660 —	19,638 16,229	431,298 2,195,729
Earl C. Howell President and Chief Operating Officer	2011 2010	260,000 260,000		— 150,000		— 417,662	67,164 —	13,740 2,500	340,904 830,162
Donald L. Bobbitt, Jr. Executive Vice President, Chief Financial Officer and Secretary	2011 2010	250,000 250,000		— 250,000		84,507 182,136	93,050 —	21,034 9,726	448,591 691,862
Robert Dann (1) Executive Vice President and Division President	2011 2010	290,000 —		— —		183,023 —	94,916 —	12,318 —	580,257 —

(1)

Mr. Dann’s employment with our company started on April 18, 2011. Compensation information is for the period from April 18, 2011 through December 31, 2011. Salary amount is annualized for the convenience of the reader.

(2)

Salary amounts for 2010 reflect the salary paid to each named executive officer for the period from October 19, 2010 (the closing of our initial public offering) through December 31, 2010, annualized for the convenience of the reader.

(3)

The combined amount to be shown in each of the Bonus and Non-Equity Incentive Plan Compensation columns equals the amount of the annual cash incentive bonus for each named executive officer. The amount shown in the Bonus column is the discretionary amount of the annual cash incentive bonus awarded to a named executive officer in excess of the formula-based amount of the annual cash incentive bonus.

(4)

Reflects 8,056 vested shares of common stock granted to Mr. Bobbitt in satisfaction of his vested awards that were outstanding under the DCP. For purposes of this table, each share was valued at $10.49, the closing price of our common stock on the NYSE on the date of grant, October 19, 2011. Reflects 17,250 shares of restricted common stock granted to Mr. Dann in connection with his employment agreement, which will vest 25% on the first, 25% on the second and 50% on the third anniversaries of the date of grant. For purposes of this table, each share was valued at $10.61, the closing price of our common stock on the NYSE on the date of grant, April 18, 2011.

(5)	All other compensation for 2011 represents health, life and disability insurance premiums, 401(k) matching contributions and automobile allowances, as follows:

Name	Insurance Premiums	401(K) Matching Contributions	Automobile Allowances	Total
Ted W. Rollins	$4,561	$—	$12,000	$16,561
Michael S. Hartnett	5,688	1,950	12,000	19,638
Earl C. Howell	1,190	550	12,000	13,740
Donald L. Bobbitt, Jr.	5,688	3,346	12,000	21,034
Robert Dann	3,318	—	9,000	12,318

2011 Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based restricted stock and restricted OP unit awards granted in 2011 to the named executive officers. The dollar amounts indicated under the “Grant Date Fair Value” is the full fair value of each grant, in accordance with the applicable accounting literature. For additional information, see “Executive Officer Compensation—Compensation Discussion and Analysis—Components and Criteria of Executive Compensation.”

Name	Date of Grant	All Other Stock Awards: Number of Shares of Stock and OP Units		Grant Date Fair Value of Awards
Ted W. Rollins	—	—		$—
Michael S. Hartnett	—	—		—
Earl C. Howell	—	—		—
Donald L. Bobbitt, Jr.	October 19, 2011	8,056	(1)	84,507	(1)
Robert Dann	April 18, 2011	17,250	(2)	183,023	(2)

(1)

The shares of common stock were fully vested at the time of the grant. The fair value of the shares of common stock is based on a value of $10.49, the closing price of our common stock on the date of grant, October 19, 2011.

(2)

The shares of restricted common stock will vest 25% on the first anniversary, 25% on the second anniversary and 50% on the third anniversary of the date of grant. The fair value of the shares of restricted common stock is based on a value of $10.61, the closing price of our common stock on the date of grant, April 18, 2011.

2011 Option Exercise and Stock Vested

The following table sets forth information with respect to the number of shares of common stock and OP units and the value of those shares and OP units that vested in 2011 that were awarded to our named executive officers:

	Stock Awards
Name	Number of Shares of Stock and OP Units Acquired on Vesting		Value Realized on Vesting (1)
Ted W. Rollins	—		$—
Michael S. Hartnett	50,000		524,500
Earl C. Howell	11,111		116,554
Donald L. Bobbitt, Jr.	12,901	(2)	135,334
Robert Dann	—		—

(1)	The shares of common stock or OP units vested on October 19, 2011 based on our common stock closing price of $10.49 on October 19, 2011.
(1)	Includes 8,056 shares of common stock that were fully vested at the time of grant on October 19, 2011.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2011. No option awards were outstanding for the named executive officers as of December 31, 2011.

	Stock Awards
Name	Number of Restricted Shares and OP Units that Have Not Vested (2)	Market Value of Restricted Shares and OP Units that Have Not Vested (1)
Ted W. Rollins	—	—
Michael S. Hartnett	100,000	$1,000,600
Earl C. Howell	22,222	223,553
Donald L. Bobbitt, Jr.	9,691	97,491
Robert Dann	17,250	173,535

(1)	Based on our common stock closing price of $10.06 on December 30, 2011.
(2)

The following table summarizes the time-based restricted stock and restricted OP unit awards for which a portion of the common stock or OP units remain unvested. The table also provides information about the applicable vesting periods.

		Number of Time-Based Restricted Shares and OP Units Granted to Named Executive Officers
Grant Date	Closing Market Price	Ted W. Rollins	Michael S. Harnett	Earl C. Howell	Donald L. Bobbitt, Jr.	Robert Dann	Vesting Periods
April 18, 2011	$10.61	—	—	—	—	17,250	25% on April 18, 2012, 25% on April 18, 2013, and 50% on April 18, 2014
October 19, 2010	$12.53	—	150,000	33,333	14,536	—	Three equal annual installments beginning on October 19, 2011

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2011 relating to our equity compensation plans pursuant to which we grant options, restricted common stock, restricted OP units or other rights to acquire shares from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	219,636	(2)	$—	1,494,932	(3)
Equity compensation plans not approved by security holders	—		—	None

Total	219,636		$—	1,494,932

(1)	2010 Equity Incentive Compensation Plan.
(2)

Consists of shares of restricted common stock to be issued in 2013 to our named executive officers and certain other members of our management team pursuant to employment agreements. There is no exercise price associated with the shares of restricted common stock.

(3)

Pursuant to our 2010 Equity Compensation Plan, each share issued pursuant to an award under the plan, other than an option or stock appreciation right, reduces the number of shares available for issuance under the plan by two shares.

Change of Control and Termination Payment Table

The following table indicates the cash amounts and accelerated vesting that Messrs. Rollins, Hartnett, Howell, Bobbitt and Dann would be entitled to receive under various circumstances pursuant to the terms of their employment agreements. This table assumes that the change in control or termination of the named executive officer occurred on December 31, 2011.

Name and Scenario	Cash Payment (1)	Acceleration of Vesting of Restricted Common Stock/Restricted OP Units (2)	Total
Ted W. Rollins, Co-Chairman and Chief Executive Officer
By company without cause or by employee for good reason (after a change in control)	$1,350,000	$—	$1,350,000
By company without cause or by employee for good reason (and without a change in control)	900,000	—	900,000
Accelerated vesting of restricted common stock/restricted OP units upon a change in control	—	—	—
Retirement (3)	—	—	—

Michael S. Hartnett, Co-Chairman and Chief Investment Officer
By company without cause or by employee for good reason (after a change in control)	$1,350,000	$1,000,600	$2,350,600
By company without cause or by employee for good reason (and without a change in control)	900,000	1,000,600	1,900,000
Accelerated vesting of restricted common stock/restricted OP units upon a change in control	—	1,000,600	1,000,600
Retirement (3)	—	—	—

Earl C. Howell, President and Chief Operating Officer
By company without cause or by employee for good reason (after a change in control)	$780,000	$223,553	$1,003,553
By company without cause or by employee for good reason (and without a change in control)	780,000	223,553	1,003,553
Accelerated vesting of restricted common stock/restricted OP units upon a change in control	—	223,553	223,553
Retirement (3)	—	—	—

Donald L. Bobbitt, Jr., Executive Vice President and Chief Financial Officer and Secretary
By company without cause or by employee for good reason (after a change in control)	$750,000	$97,491	$847,491
By company without cause or by employee for good reason (and without a change in control)	750,000	97,491	847,491
Accelerated vesting of restricted common stock/restricted OP units upon a change in control	—	97,491	97,491
Retirement (3)	—	—	—

Name and Scenario	Cash Payment (1)	Acceleration of Vesting of Restricted Common Stock/Restricted OP Units (2)	Total
Robert Dann, Executive Vice President and Division President —Campus Crest Real Estate Management and Campus Crest Development

By company without cause or by employee for good reason (after a change in control)	$780,000	$173,535	$953,535
By company without cause or by employee for good reason (and without a change in control)	780,000	173,535	953,535
Accelerated vesting of restricted common stock/restricted OP units upon a change in control	—	173,535	173,535
Retirement	—	—	—

(1)	As of December 31, 2011, we had not paid annual bonuses to our named executive officers. This table assumes a targeted annual bonus for each of our named executive officers equal to 50% of his base salary. As no bonus was paid in the prior year, each named executive officer would be entitled to receive 50% of this targeted bonus under the scenarios set forth in the table.
(2)	Amounts in this column reflect accelerated vesting of shares of restricted common stock and restricted OP units granted pursuant to our 2010 Equity Incentive Compensation Plan. For purposes of this table, each share of restricted common stock and restricted OP unit was valued at $10.06, the closing price of our common stock on the NYSE on December 30, 2011.
(3)	Pursuant to the employment agreements with Messrs. Rollins, Hartnett, Howell and Bobbitt, all previously-granted equity awards to each named executive officer will immediately vest upon the voluntary retirement of the named executive officer subsequent to the attainment of age 63. As of December 31, 2011, none of our named executive officers have met the age requirement to be eligible for vesting under this provision.

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE

APPROVING EXECUTIVE COMPENSATION

We are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program for named executive officers by voting for or against the following resolution.

“—RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2012 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

While this vote is advisory and not binding on us, it will provide information to us and the compensation committee regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of 2012 and beyond.

As described more fully in “Executive Officer Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve annual and long-term performance necessary to create stockholder value. The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. Our practice of placing a significant portion of each executive’s compensation at risk demonstrates this pay-for-performance philosophy.

We actively review and assess our executive compensation program in light of the industry in which we operate, the marketplace for executive talent in which we compete, and evolving compensation governance and best practices. We are focused on compensating our executive officers fairly and in a manner that promotes our compensation philosophy. Specifically, our compensation program for executive officers focuses on the following principal objectives:

•	align executive compensation with stockholder interests;

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical corporate objectives and the profitable growth of our company; and

•	reward employees for individual and company performance.

The compensation committee believes that our executive compensation program satisfies these objectives, properly aligns the interests of our executive officers with those of our stockholders, and is worthy of stockholder support. In determining whether to approve this proposal, we believe that stockholders should consider the following:

•

Independent Compensation Committee. Executive compensation is reviewed and established by the compensation committee of the board of directors consisting solely of independent directors. The compensation committee meets in executive session, without executive officers present, in determining annual compensation.

•

Performance-Based Incentive Compensation. Elements of performance-based, incentive compensation are largely aligned with financial and operational objectives established in the compensation committee for the 2011 Incentive Compensation Program. The compensation committee sets clear goals for company performance and differentiates certain elements of compensation based on individual achievement.

•

Equity Plans. Grants under our 2010 Equity Incentive Compensation Plan generally include three-year vesting periods, and our 2010 Equity Incentive Compensation Plan prohibits repricing of outstanding option awards without consent of stockholders and requires options be granted with exercise prices at fair market value. In addition, pursuant to our 2010 Equity Compensation Plan, each share issued pursuant to an award under the plan, other than an option or stock appreciation right, reduces the number of shares available for issuance under the plan by two shares.

•

Reasonable Severance Change in Control Provisions. The employment agreements with the named executive officers generally provide for cash payments after a change in control only if an employee is also terminated within two years of the change in control (a double-trigger). None of the employment agreements contains an excise tax gross-up provision.

The board of directors recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock and OP units for (i) each stockholder of our company that is known to us to be the beneficial owner of 5% or more of our common stock based upon filings made with the SEC, (ii) directors and named executive officers and (iii) all directors and named executive officers as a group as of the record date, February 27, 2012. Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person and none of the executive officers or directors has pledged his shares of common stock as collateral. Furthermore, unless otherwise indicated, the business address for each of the identified stockholders is 2100 Rexford Road, Suite 414, Charlotte, North Carolina 28211.

Name of Beneficial Owner	Number of Shares of Common Stock and OP Units Beneficially Owned(1)	Percent of All Shares of Common Stock and OP Units(2)
Ted W. Rollins (3)	345,341	1.1%
Michael S. Hartnett (3)(4)	492,116	1.6%
N. Anthony Coles	6,667	*
Richard S. Kahlbaugh	8,167	*
Denis McGlynn	9,667	*
William G. Popeo	9,867	*
Daniel L. Simmons (5)	10,192	*
Earl C. Howell	69,232	*
Donald L. Bobbitt, Jr.	56,572	*
Robert Dann	35,545	*
All directors and executive officers as a group (11 persons)	810,773	2.6%
Cohen & Steers, Inc. (6)	3,285,424	10.7%
Neuberger Berman Group LLC (7)	2,163,329	7.0%
The Vanguard Group, Inc.—23-1945930 (8)	3,208,276	10.4%
Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924 (9)	1,701,256	5.5%
Wellington Management Company, LLP (10)	2,372,544	7.7%
Wells Fargo & Company (11)	1,944,916	6.3%

*	Represents ownership of less than 1.0% of the number of shares of common stock outstanding on a fully diluted basis.
(1)

In accordance with SEC rules, each listed person’s beneficial ownership includes: (1) all shares the investor actually owns beneficially or of record; (2) all shares over which the investor has or shares voting or dispositive control; and (3) all shares the investor has the right to acquire within 60 days.

(2)	Based on 31,024,665 shares of our common stock and 435,593 OP units outstanding as of February 27, 2012.
(3)

Includes 232,593 shares of common stock that may be issued in exchange for 232,593 OP units held by MXT Capital. MXT Capital is wholly-owned and controlled by Mr. Rollins and Mr. Hartnett, and certain members of their families.

(4)	Includes 150,000 restricted OP units granted upon completion of our initial public offering.
(5)	Includes 3,000 shares of common stock held in trusts for the benefit of his family members. Mr. Simmons disclaims beneficial ownership of the 3,000 shares of common stock held in the trusts.
(6)

This information and the information in this footnote was obtained from a Schedule 13G/A filed with the SEC on February 14, 2012. The business address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017 and the business address for Cohen & Steers Europe S.A. is

Chausse de la Hulpe 116, 1170 Brussels, Belgium. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act. Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe S.A., an investment advisor registered under Section 203 of the Investment Advisers Act. Cohen & Steers, Inc. is deemed to have sole power to vote or to direct the vote with respect to 3,108,912 shares of common stock and sole power to dispose or direct the disposition with respect to 3,285,424 shares of common stock. Cohen & Steers Capital Management, Inc. is deemed to have sole power to vote or to direct the vote with respect to 3,108,912 shares of common stock and sole power to dispose or direct the disposition with respect to 3,285,016 shares of common stock. Cohen & Steers Europe S.A. is deemed to have sole power to dispose or direct the disposition with respect to 408 shares of common stock. For purposes of the reporting requirements of the Exchange Act, Cohen & Steers, Inc. and its subsidiaries are deemed to be beneficial owners of such securities; however, Cohen & Steers, Inc. and its subsidiaries expressly disclaimed that they are, in fact, the beneficial owner of such securities.
(7)

This information and the information in this footnote was obtained from a Schedule 13G filed with the SEC on February 14, 2012. The business address for this stockholder is 605 Third Avenue, New York, New York 10158. Neuberger Berman Group LLC and Neuberger Berman LLC are each deemed to have shared power to vote or to direct the vote with respect to 1,982,829 shares of common stock and shared power to dispose or direct the disposition with respect to 2,163,329 shares of common stock. Neuberger Berman Management LLC and Neuberger Berman Equity Funds are each deemed to have shared power to vote or to direct the vote with respect to 1,660,000 shares of common stock and shared power to dispose or direct the disposition with respect to 1,660,000 shares of common stock.

(8)

This information and the information in this footnote was obtained from a Schedule 13G/A filed with the SEC on February 9, 2012. The business address for this stockholder is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment advisor, is deemed to have sole power to vote or to direct the vote with respect to 140,531 shares of common stock, sole power to dispose or direct the disposition with respect to 3,167,745 shares of common stock and shared power to dispose or direct the disposition with respect to 340,531 shares of common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 40,531 shares of common stock or less than one percent of the shares of common stock outstanding as a result of its serving as investment manager of collective trust accounts. Vanguard Fiduciary Trust Company directs the voting of these shares.

(9)

This information and the information in this footnote was obtained from a Schedule 13G filed with the SEC on January 27, 2012. The business address for this stockholder is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard Specialized Funds—Vanguard REIT Index Fund, in its capacity as an investment company, is deemed to have sole power to vote or to direct the vote with respect to 1,701,256 shares of common stock.

(10)

This information and the information in this footnote was obtained from a Schedule 13G filed with the SEC on February 14, 2012. The business address for this stockholder is 280 Congress Street, Boston, Massachusetts 02210. Wellington Management Company, LLP, in its capacity as an investment advisor, is deemed to have shared power to vote or to direct the vote with respect to 1,680,028 shares of common stock and shared power to dispose or direct the disposition with respect to 2,372,544 shares of common stock.

(11)

This information and the information in this footnote was obtained from a Schedule 13G filed with the SEC on January 26, 2012. The business address for this stockholder is 420 Montgomery Street, San Francisco, California 94104. Wells Fargo & Company, in its capacity as a parent holding company of Wells Capital Management Incorporated, Wells Fargo Bank, N.A., Wells Fargo Advisors, LLC, Peregrine Capital Management, Inc., and Wells Fargo Funds Management, LLC, is deemed to have sole power to vote or to direct the vote with respect to 1,708,789 shares of common stock, sole power to dispose or direct the disposition with respect to 1,933,241 shares of common stock and shared power to dispose or direct the disposition with respect to 3,440 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2011 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Leased Aircraft

We lease aircraft from two entities in which Ted W. Rollins, our co-chairman and chief executive officer, and Michael S. Hartnett, our co-chairman and chief investment officer, have indirect minority interests. Our payments under the leases are structured to equal our pro rata carrying and operating costs of the aircraft based on our actual usage. As such, it is not expected that the lessors of the aircraft will receive any material profit from the lease payments.

Tax Protection Agreement

In connection with our formation transactions and initial public offering, MXT Capital entered into a tax protection agreement with us. Pursuant to the tax protection agreement, we agreed to maintain a minimum level of indebtedness of $56.0 million throughout the 10-year tax protection period in order to allow a sufficient amount of debt to be allocable to MXT Capital to avoid certain adverse tax consequences. If we fail to maintain such minimum indebtedness throughout the 10-year tax protection period, we will be required to make indemnifying payments to MXT Capital, in an amount equal to the federal, state and local taxes, if any, imposed on its members as a result of any income or gain recognized by them by reason of such failure. The amount of such taxes will be computed based on the highest applicable federal, state and local marginal tax rates, as well as any “grossed up” taxes imposed on such payments. This requirement may restrict our ability to reduce leverage when we otherwise might wish to do so and generally reduce our flexibility in managing our capital structure.

Registration Rights Agreement

We entered into a registration rights agreement with MXT Capital pursuant to which we agreed, among other things, to register the resale of any common stock that may be exchanged for the OP units issued in our formation transactions. We also granted the holders of OP units the right to include such common stock in any registration statements we may file in connection with any future public offerings, subject to the terms of the certain lock-up agreements and subject to the right of the underwriters of those offerings to reduce the total number of such shares of common stock to be sold by selling stockholders in those offerings.

Information Technology Services and Marketing and Referral/Administration Agreements

We are party to an agreement with Fortegra pursuant to which Fortegra provides us with information technology services. The services are for the purpose of providing us with better data entry capabilities and data warehouse improvements. The agreement has an indefinite duration and provides for a total price of $250,000 for the work to be performed by Fortegra. We are also party to an agreement with a subsidiary of Fortegra pursuant to which we offer our tenants a program of insurance services and products distributed or administered by the subsidiary. Pursuant to the agreement, we received an upfront payment of $100,000 and will receive fees for each person we refer who enrolls in the program. The subsidiary receives monthly fees with respect to each tenant referred by us during the tenant’s enrollment in the program. The agreement has an initial term of five years. Richard S. Kahlbaugh, one of our directors, is the chairman, chief executive officer and president of Fortegra and owns shares in Fortegra. Mr. Kahlbaugh has no interest in our commercial arrangements with Fortegra, except his indirect interest as an officer, director and shareholder of Fortegra.

Review and Approval of Future Transactions with Related Persons

Our board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the audit committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2013 annual meeting of stockholders must be received by the corporate secretary of the company no later than November 15, 2012 in order to be considered for inclusion in our proxy statement relating to the 2013 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2013 annual meeting of stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on October 16, 2012 and on or before November 15, 2012. If the 2013 annual meeting of stockholders is scheduled to take place before March 24, 2013 or after May 23, 2013, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2013 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2013 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2013 annual meeting of stockholders is first made public by our company. Any such proposal should be mailed to: Campus Crest Communities, Inc., 2100 Rexford Road, Suite 414, Charlotte, North Carolina, 28211, Attention: Corporate Secretary. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

By Order of the Board of Directors

DONALD L. BOBBITT, JR.
Executive Vice President, Chief Financial Officer and Secretary

Charlotte, North Carolina

March 14, 2012

CAMPUS CREST COMMUNITIES, INC. 2100 REXFORD ROAD SUITE 414 CHARLOTTE, NC 28211

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1. Election of Directors: Nominees
01 Ted W. Rollins 02 Michael S. Hartnett 03 N. Anthony Coles 04 Richard S. Kahlbaugh 05 Denis McGlynn 06 William G. Popeo 07 Daniel L. Simmons

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2012.					☐	☐	☐
3. To approve, by non-binding vote, executive compensation.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

CAMPUS CREST COMMUNITIES, INC.

Annual Meeting of Stockholders

April 23, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ted W. Rollins and Michael S. Hartnett, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CAMPUS CREST COMMUNITIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on 4/23/2012, at the Renaissance Charlotte SouthPark Hotel, 5501 Carnegie Blvd, Charlotte, North Carolina, 28209, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side